                            SCHEDULE 14A INFORMATION

                          PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14(a)-12

                                 SEAFIELD CAPITAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                 SEAFIELD CAPITAL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        Not Applicable
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        Not Applicable
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        Not Applicable
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        Not Applicable
        ------------------------------------------------------------------------
     Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                          SEAFIELD CAPITAL CORPORATION
                          2600 Grand Avenue, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on May 11, 1994

                            ------------------------

    The Annual Meeting of Shareholders of Seafield Capital Corporation (the "Company") will be held on Wednesday, May 11, 1994, at 10:00 a.m., local time at the Kansas City Marriott Allis Plaza -- Count Basie Ballroom, 200 West 12th Street, Kansas City, Missouri, for the following purposes:

    1. To elect four (4) directors, each to serve for a term of three (3) years;

    2. To ratify the appointment of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1994; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors of the Company has established March 30, 1994, as the record date for the meeting. Shareholders of record at the close of business on that day will be entitled to vote at the Annual Meeting and any adjournments thereof.

    You are cordially invited to attend this meeting. It is important that your stock be represented at the meeting. Even if you plan to attend the meeting, you are urged to complete, sign and return the enclosed proxy card as soon as possible to ensure that your shares will be represented at the meeting. If you attend the meeting, you may revoke your proxy by voting in person.

                                          By Order of the Board of Directors,
                                          W. T. GRANT II
                                          CHAIRMAN OF THE BOARD

                                          STEVEN K. FITZWATER
                                          SECRETARY

April 8, 1994

                          SEAFIELD CAPITAL CORPORATION
                          2600 Grand Avenue, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                                PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 11, 1994

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the shareholders of Seafield Capital Corporation, a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 11, 1994, and any adjournments thereof. The address of the principal executive offices of the Company is 2600 Grand Avenue, Suite 500, Kansas City, Missouri 64108. The telephone number at that address is (816) 842-7000. The distribution to shareholders of this Proxy Statement, together with the accompanying proxy materials, will commence on or about April 8, 1994.

    At the Annual Meeting, shareholders will be asked to (i) elect four (4) directors, each to serve for a term of three (3) years, and (ii) ratify the appointment of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1994, all as set forth in the Proxy Statement.

                               VOTING AND PROXIES

    The Board of Directors of the Company has established March 30, 1994 as the record date for the meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, and any adjournments thereof. At the close of business on the record date, the Company had outstanding 6,360,376 shares of Common Stock, par value $1.00 per share ("Common Stock" or "Company Common Stock"). Each share of Company Common Stock outstanding on the record date is entitled to one vote except in the case of the election of directors wherein cumulative voting applies. The presence in person or by proxy of the holders of record of a majority of the shares of Company Common Stock entitled to a vote at the Annual Meeting shall constitute a quorum for the transaction of business at the meeting.

    Shares may be voted cumulatively in the election of directors and directors are elected by plurality vote. See "ELECTION OF DIRECTORS." The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG Peat Marwick as the Company's independent auditors for 1994.

    There is no definitive statutory or case law authority in Missouri as to the proper treatment of votes withheld in the election of directors or abstentions or broker non-votes respecting any other matter submitted for a vote of shareholders. The Company believes withheld votes and abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat such withheld votes, abstentions and broker non-votes in this manner.

    All shares of Company Common Stock represented by a properly executed form of proxy received by the Board of Directors pursuant to this solicitation will be voted in accordance with the instructions, if any, given in such proxy. If a form of proxy is duly executed but does not specify the manner in which the shares should be voted on any matter or matters, the proxy will be voted for each of the nominees for director herein referred to (see "ELECTION OF DIRECTORS") and otherwise in accordance with the recommendations of the Company's Board of Directors as set forth herein. A proxy may be revoked at any time prior to the exercise thereof by a notice from the shareholder received in writing by the Secretary of the Company, by submission of a duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

    The entire cost of this proxy solicitation will be borne by the Company. The Company will make arrangements with brokerage firms, banks, nominees, fiduciaries and other custodians to supply proxy materials to beneficial owners of Company Common Stock and will reimburse them for their expenses in so doing. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telegraph, telephone or additional mailings. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for expenses in connection therewith.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of ten directors and is divided into three classes, two having three and one having four directors. Proxies cannot be voted for a greater number of persons than those nominated. Generally, one class of directors is elected annually, with each director of that class elected for a term of three years.

    The Board of Directors has nominated for election as directors of the Company at the 1994 Annual Meeting four (4) nominees indicated below, each to serve as a director until the 1997 Annual Meeting and until his successor is duly elected and qualified. All of the nominees presently are members of the Board of Directors. Each nominee has indicated his willingness to serve if elected and it is not anticipated that any nominee will become unavailable for election. In the event that any nominee should become unwilling or unable to serve as a director, it is intended that all duly executed proxies will be voted for the election of such other person, if any, as is designated by the Board of Directors. If no such person is designated as a replacement, the Board of Directors will make an appropriate reduction in the number of directors to be elected.

    Under Missouri law and the Company's Articles of Incorporation, shares may be voted cumulatively in the election of directors. Accordingly, a shareholder is entitled to four votes for each share owned, one for each director to be elected. A shareholder's votes may be cast equally among all nominees, may be cast in favor of a single nominee or may be distributed among two or more nominees.

    The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR". If you wish to withhold authority to vote for all nominees, check the box marked "WITHHELD". If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) on the blank provided immediately below the "FOR" box.

    Unless authority to vote for one or more nominees is withheld, all votes represented by a properly executed proxy will be cast equally among all of the nominees listed below. If authority to vote for one or more nominees is withheld, unless directions to the contrary are stated on the proxy card, votes represented by a properly executed proxy will be cast equally among the remaining nominees. Directors are elected by a plurality vote.

    The following table sets forth as to each nominee, and as to each director whose term continues after the 1994 Annual Meeting, such person's age, principal occupation and business experience during the last five years, positions and offices with the Company, certain other directorships held, involvement, if any, in certain legal proceedings and the year such person first became a director.

NOMINEES FOR TERMS TO EXPIRE IN 1997

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
- --------------------------  ---  ---------------------------------------------------------------  ---------
W.T. Grant II (3)(4)        43   Chief Executive Officer of the  Company; Chairman of the  Board      1980
                                  since May 1993; President prior to May 1993. Mr. Grant also is a  director of Commerce Bancshares,  Inc., Kansas City Power &
                                  Light Company, LabONE, Inc. and Response Technologies, Inc.
P. Anthony Jacobs           52   President of the  Company since  May 1993  and Chief  Operating      1987
                                  Officer  since  1990; Executive  Vice  President prior  to May
                                  1993. Mr. Jacobs also is  a director of Trenwick Group,  Inc.,
                                  LabONE, Inc. and Response Technologies, Inc.
David W. Kemper             43   Chairman  of the Board since 1991, President and director since      1982
                                  1982 and  Chief  Executive  Officer  since  1986  of  Commerce
                                  Bancshares, Inc. (bank holding company) and Chairman and Chief
                                  Executive  Officer and director of Commerce Bank of St. Louis,
                                  N.A. Mr. Kemper also is a director of Venture, Inc. and  Tower
                                  Properties Company.
Dennis R. Stephen           44   Vice  President --  Life Operations  of Tennessee  Farmers Life      1993
                                  Insurance Companies (insurance).

DIRECTORS WHOSE TERMS EXPIRE IN 1996

Lan C. Bentsen (5)     46   Chairman and Chief  Executive Officer of  Sovereign      1986
                             National Management, Inc. (property management).
W. D. Grant (3)(4)     77   Consultant to the Company since August 1990; Chair-      1948
                             man of the Board until May 1993. Mr. Grant also is
                             a  director  of LabONE,  Inc. and  Boatmen's First
                             National Bank of Kansas City.
John H. Robinson, Jr.  43   Managing Partner of Black & Veatch (engineering and      1990
                             construction). Mr. Robinson also is a director  of
                             Commerce Bank of Kansas City, N.A.

DIRECTORS WHOSE TERMS EXPIRE IN 1995

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
- --------------------------  ---  ---------------------------------------------------------------  ---------
John C. Gamble (4)          48   Managing  Partner  in the  law  firm of  Allen,  Matkins, Leck,      1989
                                  Gamble & Mallory, Irvine, California.
Michael E. Herman           52   President of  Kansas City  Royals Baseball  Team (major  league      1991
                                  baseball)  since 1993; partner,  Herman Family Trading Company
                                  (private investments)  since  1990; Chairman  of  the  Finance
                                  Committee  of  Ewing  Marion Kauffman  Foundation  since 1990;
                                  Executive Vice President and  Chief Financial Officer,  Marion
                                  Laboratories, Inc. (pharmaceuticals) from 1975 to 1990. Presi-
                                  dent,  Ewing Marion Kauffman Foundation from 1985 to 1990. Mr.
                                  Herman also is  a director  of LabONE,  Inc., Boatmen's  First
                                  National  Bank of  Kansas City, Janus  Capital Corporation and
                                  Agouron Pharmaceuticals, Inc.
James R. Seward             41   Executive Vice President of the Company since May 1993;  Senior      1990
                                  Vice  President  from  August  1990  to  May  1993  and  Chief
                                  Financial  Officer  since  1991;  Vice  President  --  Special
                                  Equities from June 1988 to
                                  July   1990.  Mr.  Seward  also  is  a  director  of  Response
                                  Technologies, Inc.

- ------------------------
(1) Unless otherwise indicated, each nominee or continuing director who is not an employee of the Company has held the position indicated as his principal occupation for at least the past five years, and each nominee and continuing director who is an officer of the Company has held his present position with the Company, or another similar officer position with the Company's former subsidiary, Business Men's Assurance Company of America ("BMA"), as his principal occupation for at least the past five years. LabONE, Inc. and Response Technologies, Inc. are majority-owned subsidiaries of the Company.
(2) The year shown is the year during which the individual named first became a director of either the Company or BMA.
(3)   W. T. Grant II is the son of W. D. Grant.
(4)   Mr. Gamble is the brother-in-law of W.T. Grant II and the son-in-law of W.
      D. Grant.
(5) LBI Construction, Inc., a company wholly-owned by Mr. Bentsen, entered Chapter 7 bankruptcy proceedings in July 1989.

BOARD MEETINGS AND ATTENDANCE

    During 1993, the Board of Directors held four meetings and took action by unanimous consent on two occasions. Each of the nominees and continuing directors attended at least 75% of the meetings of the Board of Directors and, except for Mr. Herman, at least 75% of the aggregate of all meetings of the Board of Directors and all committees thereof on which he served, in each case that were held while such person was a director or a member of such committee.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's business is under the general management of the Board of Directors. Under authority conveyed by the Company's Bylaws to create committees, the Board of Directors has established, among others, an Executive Committee, a Nominating and Compensation Committee and an Audit Committee. The members of each such committee are elected by a majority of the full Board of Directors.

    To the extent provided in the resolution authorizing its establishment and, except to the extent otherwise limited by law, the Executive Committee is empowered to exercise all authority of the Board of Directors in the management of the Company. The Executive Committee reports all actions taken to the full Board of Directors at its next meeting. The Executive Committee, which is elected by a majority of the whole Board of Directors, presently comprises W. T. Grant II, who is the chairman, John C. Gamble, W. D. Grant, P. Anthony Jacobs, David W. Kemper and James R. Seward. The Executive Committee held two meetings in 1993.

    The Nominating and Compensation Committee establishes the compensation of senior management, approves salary increases for elected officers, administers the 1984 and 1989 Stock Option and Incentive Plans, monitors the administration of employee benefit plans and recommends appropriate changes thereto, and reviews supplementary pension and termination arrangements of highly-paid employees. It also considers, and recommends to the Board of Directors, candidates to serve as directors or consulting directors of the Company and persons to be designated as executive vice presidents or senior vice presidents of the Company. The Committee will consider suggestions of candidates for director made by a shareholder if submitted in writing not less than 120 days in advance of the date of the prior year's proxy statement, accompanied by (a) appropriate biographical material, (b) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder, (c) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC") if such nominee had been nominated by the Board of Directors and (d) the consent of each nominee to serve as a director of the Company, if elected. The Nominating and Compensation Committee presently comprises David W. Kemper, who is chairman, Lan C. Bentsen, John C. Gamble, Michael E. Herman, John H. Robinson, Jr. and Dennis R. Stephen. The Nominating and Compensation Committee held five meetings in 1993.

    The Audit Committee meets periodically with management, the internal auditing staff and representatives of the Company's independent auditors to assure that appropriate audits of the Company's affairs are being conducted. In carrying out these responsibilities, the Audit Committee reviews the scope of the internal and external audit activities and the results of the annual audit. The Audit Committee is also responsible for recommending the public accounting firm to serve as independent auditors for each year. Both the independent auditors and the internal auditors have direct access to the Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls and the integrity of financial reporting. The Audit Committee comprises John H. Robinson, Jr., who is the chairman, and David W. Kemper. The Audit Committee held two meetings in 1993.

COMPENSATION OF DIRECTORS

    GENERAL. Each director who is not a regularly compensated employee of the Company ("Non-Employee Director") is paid a fee of $10,000 per annum for his services as a director, plus a fee of $750 for each Board of Directors meeting attended and, if a member of one or more committees, an additional fee of $500 (or $650 if such person is the chairman of the committee) for each committee meeting attended. Non-Employee Directors also are provided $400,000 life insurance coverage ($1,000,000 in the case of Mr. W. D. Grant, who is also a consultant to the Company) for all business travel and are reimbursed for expenses incurred in attending meetings. Non-Employee Directors receive stock option awards under the Company's 1991 Non-Employee Directors' Stock Option Plan upon becoming a director and are also entitled to participate in the Stock Purchase Plan.

    STOCK PURCHASE PLAN. The Seafield Capital Corporation Stock Purchase Plan is a stock purchase plan which is open to all Non-Employee Directors of the Company who make a one-time irrevocable election to participate. Such persons may contribute an amount equal to all or part of their directors' compensation. Employees of the Company, and of participating Company subsidiaries designated by the Chairman of the Board, may also participate by contributing the lesser of 2% of their salary or $30,000 toward the purchase of Company Common Stock. The Company matches each participant's contribution at a rate of 50%. Company Common Stock is purchased on the open market each month and each participant receives as many shares as his contribution, plus the Company's matching contribution, will purchase. No employees presently are designated by the Chairman of the Board to participate and, accordingly, none of the individuals or members of the group identified in the Summary Compensation Table are presently eligible to participate in the Stock Purchase Plan. For 1993, matching Company contributions for current participating Non-Employee Directors were as follows:

                                           MATCHING
                                           COMPANY
          NAME OF DIRECTOR              CONTRIBUTIONS
- ------------------------------------  ------------------
Lan C. Bentsen                            $    8,075
W. D. Grant                                    7,075
Michael E. Herman                              6,875
David W. Kemper                                9,125
John H. Robinson, Jr.                          8,400
Dennis R. Stephen                                938

    1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN ("1991 DIRECTORS' PLAN"). Under the 1991 Directors' Plan, each Non-Employee Director of the Company is entitled to a one time grant of options to purchase 15,000 shares of Company Common Stock at a price per share equal to 100% of the fair market value of a share of Company Common Stock on the date the option is granted, with the options becoming exercisable as follows: on and after the first anniversary of the date of grant, 5,000 shares may be purchased; on and after the second anniversary of the date of grant, 5,000 additional shares (a total of 10,000 shares) may be purchased and on and after the third anniversary of the date of grant, 5,000 additional shares (a total of 15,000 shares) may be purchased; subject, however, to the limitation that no option granted under the 1991 Directors' Plan may be exercised more than ten years after the date of grant.

    Upon the termination of an option holder's term as a director, the option is exercisable only as to those shares as to which the option could be exercised on the date of termination. All rights under an option terminate to the extent unexercised ninety (90) days after the date a person ceases to be a director, if termination is for any reason other than death, and twelve (12) months after a director's date of death.

    Rights under an option also will terminate in the event of the liquidation or dissolution of the Company or in the event of a merger or consolidation in which the Company is not the surviving corporation. However, a holder will have the right, immediately prior to such termination, to exercise an option in whole or in part without regard to the foregoing installment exercise provisions.

    The 1991 Directors' Plan specifies that each person who was a Non-Employee Director on the date the Company's shareholders approved said Plan (i.e., May 15, 1991) would be granted an option as of the date of such approval. Each person who is thereafter elected or appointed to serve as a Non-Employee Director shall be entitled to receive an option as of the date of election or appointment.

    In accordance with the foregoing and pursuant to the 1991 Directors' Plan, the following current Non-Employee Directors have been granted options for 15,000 shares of Common Stock. Those held by Dennis R. Stephen were granted August 11, 1993, the date he was first appointed a director, and have an exercise price of $32.00 per share. All of the other Non-Employee Director options were granted May 15, 1991 and all have an exercise price of $21.50 per share:

           NAME
- --------------------------
Lan C. Bentsen
John C. Gamble
Michael E. Herman
W. D. Grant
David W. Kemper
John H. Robinson, Jr.
Dennis R. Stephen

    W. D. Grant and David W. Kemper each exercised options for 5,000 of such shares in 1993, when the market price for Company Common Stock was $38.75 and $36.00 per share, respectively. Mr. Grant presently holds options for 5,000 shares and Mr. Kemper presently holds options for 10,000 shares under the 1991 Directors' Plan. No other options granted to current Non-Employee Directors under the 1991 Directors' Plan have been exercised. However, George G. Joseph, who was a Non-Employee Director at the time of the shareholder approval of the 1991 Directors' Plan, was also granted an option to purchase 15,000 shares of Company Common Stock on May 15, 1991 at an exercise price of $21.50 per share. Mr. Joseph's term as a director of the Company expired in 1993. Within the time permitted under the 1991 Directors' Plan he exercised options as to 10,000 shares when the market price for Company Common Stock was $33.25. The balance of his options have terminated.

    CONSULTING  AGREEMENT.   Mr.  W.  D. Grant  serves  as a  consultant  to the
Company, for which he was paid an annual retainer of $50,000 in 1993. In addition, pursuant to his consulting agreement, the Company reimbursed Mr. Grant $5,000 for costs incurred by him in 1993 for financial planning, investment advisory and tax return preparation services.

CERTAIN TRANSACTIONS AND ARRANGEMENTS

    At the time of the Company's sale of 95% of the stock of its former insurance company subsidiary, BMA, in July 1990, W. D. Grant was a party to a supplemental retirement agreement with BMA. Upon Mr. Grant's retirement from BMA on July 31, 1990, he began receiving payments under such agreement. In June 1992, the Company entered into an agreement with, among others, the 1990 purchaser of BMA stock, pursuant to which the Company sold the remaining 5% of the stock and settled with the purchaser regarding a guaranty of BMA's mortgage loan portfolio which the Company had given in connection with the 1990 transaction. As a part of the consideration for the June 1992 agreement, the Company agreed to assume BMA's former responsibility for future obligations to
W. D. Grant under his supplemental retirement agreement. The annual amount owing to Mr. Grant under such agreement is approximately $130,000, payable to Mr. Grant until death, and thereafter at a reduced level to his spouse until her death.

    In July 1992 the Company loaned William H. West, M.D., Chairman of the Board and Chief Executive Officer of the Company's majority-owned subsidiary, Response Technologies, Inc. ("Response"), $500,000. Principal and accrued interest, at the rate of 6.74% are due on the fourth anniversary of the loan. As of December 31, 1993, accrued interest on the loan was $49,272. Payment of said loan is secured by a pledge of 130,333 shares of Response common stock.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table and notes thereto indicate the shares of Company Common Stock and of the common stock of the Company's majority-owned subsidiaries, LabONE, Inc. ("LabONE") (formerly named Home Office Reference Laboratory, Inc.) and Response Technologies, Inc. ("RTK"), known to the Company to be beneficially owned as of February 1, 1994, by each director (including the nominees for election as directors) of the Company, each of the executive officers named in the Summary Compensation Table beginning on page 12, and by all directors and executive officers of the Company as a group.

                                                                  SHARES OF COMMON
                         SHARES OF COMPANY                        STOCK OF LABONE     Shares of Common
                            COMMON STOCK                            Beneficially        Stock of RTK
                         BENEFICIALLY OWNED     PERCENTAGE OF          Owned         Beneficially Owned
NAME                         (1)(2)(13)           CLASS (14)        (1)(15)(16)           (1)(20)
- ----------------------  --------------------   ----------------   ----------------   ------------------
Lan C. Bentsen........              16,820(3)         --                -0-                 -0-
John C. Gamble........             118,421(4)              1.9%         -0-                 -0-
W. D. Grant...........           1,283,398(5)             20.2%           29,325            -0-
W. T. Grant II........             257,587(6)              4.0%           28,744(17)            2,000
Michael E. Herman.....              22,582(7)             --              17,297(18)           10,000
Bert H. Hood..........                 -0-(8)             --             100,000            -0-
P. Anthony Jacobs.....             123,909(9)              1.9%           17,443               22,000
David W. Kemper.......              11,474(10)            --            -0-                 -0-
John H. Robinson,
 Jr...................              13,057                --            -0-                 -0-
James R. Seward.......              69,434(11)             1.1%         -0-                    22,000
Kenneth A. Stelzer....                 -0-(8)         --                  76,804(19)        -0-
Dennis R. Stephen.....                 504                --            -0-                 -0-
William H. West,
 M.D..................                 -0-(8)             --            -0-                 3,597,700(21)
All directors,
 nominees and
 executive officers as
 a group (14
 persons).............           1,888,301(12)            28.1%          269,618            3,653,700(21)

- ------------------------
 (1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment powers with respect to such security. Voting power is the power to vote or direct the voting of the security and investment powers is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.
 (2) Shares of Company Common Stock shown as beneficially owned include shares issuable upon the exercise of stock options granted under the Company's 1984 and 1989 Stock Option and Incentive Plans that were exercisable on February 1, 1994 or that became exercisable within 60 days thereafter, as follows: Lan C. Bentsen, 10,000 shares; John C. Gamble, 10,000 shares; W.
     T. Grant II, 146,492 shares; Michael E. Herman, 10,000 shares; P. Anthony Jacobs, 105,500 shares; David W. Kemper, 5,000 shares; John H. Robinson, Jr., 10,000 shares; James R. Seward, 46,667 shares; and all directors and executive officers as a group, 358,659 shares.
 (3) Includes 6,662 shares held by a family trust for the benefit of Mr. Bentsen's children, as to which he disclaims beneficial ownership. An unaffiliated person is trustee with sole voting and investment powers.
 (4) Includes 40,870 shares owned by Mr. Gamble's wife and 7,939 shares held by his wife as custodian for her children, 45,000 shares held in a trust for which his wife serves as co-trustee with W. T. Grant II, and in that capacity shares voting and investment powers, and 11,562 shares held by his wife's son. Mr. Gamble disclaims beneficial ownership of the foregoing shares owned by his wife or her son or over which she has trust powers.
 (5) Includes 237,960 shares held by a family trust for which W. D. Grant serves as a co-trustee with Boatmen's First National Bank of Kansas City, and in that capacity shares voting and investment powers; includes 32,517 shares held by a family foundation of which W. D. Grant shares voting and investment powers with United Missouri Bank of Kansas City, N.A.; also includes 26,850 shares owned by the wife of W. D. Grant, as to which he disclaims beneficial ownership.

 (6) Includes 27,256  shares  held  by W.  T.  Grant  II as  custodian  for  his children;  includes  4,068  shares  held  by W.  T.  Grant  II  as personal representative of  the  estate of  a  deceased  relative, as  to  which  he disclaims  beneficial ownership;  includes 45,000  shares held  in a family trust for which W. T. Grant II serves as a co-trustee with Laura Gamble and in that capacity shares voting and investment powers; also includes  10,706 shares  owned by  the wife  of W.  T. Grant  II, as  to which  he disclaims beneficial ownership.
 (7) Includes 400 shares owned  by Mr. Herman's wife,  as to which he  disclaims beneficial  ownership; 11,556 shares are owned by the Herman Family Trading
     Company of which  Mr. Herman  is a  general partner  and approximately  73%
     owner.
 (8) Messrs.  Hood and West  are, respectively, the  Chief Executive Officers of the Company's  majority-owned  subsidiaries, LabONE,  Inc.  ("LabONE")  and
     Response  Technologies, Inc.  ("RTK"); neither  is a  director or corporate officer of the  Company. Mr.  Stelzer was  the Chief  Executive Officer  of
     LabONE  until August 1993; he is not a director or corporate officer of the
     Company.
 (9) Includes 1,000 shares owned by the wife and 200 shares owned by the son  of
     P. Anthony Jacobs as to which he disclaims beneficial ownership.
(10) Includes 5,646 shares held in a family trust for which Mr. Kemper serves as a trustee, and in that capacity shares voting power and has sole investment power.
(11) Includes  1,500 shares held in a family trust of which Mr. Seward serves as a co-trustee  with his  mother,  and in  that  capacity shares  voting  and investment powers.
(12) Includes  (i)  358,659 shares  of Company  Common  Stock issuable  upon the exercise of stock options granted under the 1984 and 1989 Stock Option  and
     Incentive  Plans that were  exercisable on February 1,  1994 or that became exercisable within 60 days thereafter and (ii) an aggregate of 8,467 shares held under the Seafield  Capital Corporation 401(k)  Plan and Trust  (based upon  the Plan statement as of December 31, 1993) which are held in a trust of which The  Investors Services Trust  Company is the  trustee, but as  to which  the  trustee  is  obligated  to  grant  voting  rights  to  the Plan
     Administrative Committee, comprising executive officers of the Company,  if requested by said Committee.
(13) Includes  as to each of the following individuals, the following numbers of shares held  in  their  respective  accounts  under  the  Seafield  Capital
     Corporation  401(k) Plan and Trust as of December 31, 1993 (based on a plan statement  of  that  date),  as  to  which  shares  the  individual  shares investment  power but, except in  the case of Mr.  Seward who shares voting power as to all 8,467 shares held in the 401(k) Plan, does not have  voting power;  W. T. Grant II, 888 shares; P. Anthony Jacobs, 992 shares and James
     R. Seward,  609 shares  (plus an  additional 7,858  shares as  to which  he shares  voting  power  as  a  member  of  the  401(k)  Plan  Administrative
     Committee).
(14) The percentages represent the total number of shares of Common Stock  shown in  the adjacent  column divided  by the  number of  issued and outstanding shares of Common Stock as of February 1, 1994 (6,357,758 shares), plus,  in each  instance, all shares of Common Stock  issuable to the person or group named upon the exercise of stock options granted under the Company's  1984,
     1989  and 1991 Stock Option Plans that were exercisable on February 1, 1994 or that became exercisable within  60 days thereafter. Percentages of  less than one percent are omitted.
(15) Shares  of LabONE stock shown as beneficially owned include shares issuable upon the  exercise of  stock  options granted  under the  LabONE  Long-Term
     Incentive  Plan that  were exercisable on  February 1, 1994  or that became exercisable within  60 days  thereafter, as  follows: W.  D. Grant,  15,971 shares;  W. T. Grant  II, 21,944 shares; Michael  E. Herman, 15,943 shares;
     Bert H. Hood, 100,000 shares; P. Anthony Jacobs, 15,943 shares; Kenneth  A.
     Stelzer,  72,971  shares; and  all directors  and  executive officers  as a group, 242,772.
(16) Percentages of shares beneficially owned are less than 1% for all directors and executive officers individually; the  shares beneficially owned by  all directors and executive officers as a group

     constitute 2% of the aggregate of the number of LabONE shares outstanding at February 1, 1994 (12,960,422), plus the number of shares of LabONE stock issuable upon the exercise of stock options held by members of the group which were exercisable on February 1, 1994 or that became exercisable within 60 days thereafter.
(17) Includes 5,000 shares owned by W. T. Grant II as personal representative of the estate of a deceased relative, as to which he disclaims beneficial ownership.
(18) Includes  1,354 shares owned by the  Herman Family Trading Company of which
     Mr. Herman is a general partner and approximately 73% owner.
(19) Includes 2,333 shares held in an account for the benefit of Mr. Stelzer under LabONE's 401(k) Profit Sharing Plan, as to which he has sole investment power only.
(20) Percentages of shares beneficially owned are less than 1% for all directors and executive officers, except that William H. West, M.D. beneficially owns
     10.1% and all directors and executive officers as a group beneficially  own
     10.2%  of the number of RTK shares  of common stock outstanding at February
     1, 1994 (34,670,073), plus the number of shares of RTK common stock issuable upon the exercise of stock options or warrants held by Dr. West
     (the only director or executive officer who holds any RTK options or warrants) which were exercisable on February 1, 1994 or that became exercisable within 60 days thereafter.
(21) Shares of RTK common stock shown as beneficially owned by Dr. West and all directors and executive officers as a group include 987,800 shares issuable to Dr. West upon the exercise of RTK stock options and warrants that were exercisable on February 1, 1994 or that became exercisable within 60 days thereafter.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    The Company believes that its officers and directors have reported all 1993 transactions in Company Common Stock required to be reported by Section 16(a) of the Securities Exchange Act of 1934. Each Non-Employee Director who participates in the Company's Stock Purchase Plan (see "Election of Directors -- Compensation of Directors -- Stock Purchase Plan") disclosed in a timely filed Form 4 for January 1994 that the aggregate number of shares shown as owned directly included a number of shares purchased during 1993 for the account of such director in the Stock Purchase Plan. The actual acquisitions (as distinguished from the ownership) of such shares are to be reported, under SEC rules, on a Form 5. Because of a misunderstanding by the Company's representatives, who believed that the disclosure on the January 1994 Form 4s was all that SEC rules required, Form 5s disclosing acquisitions in 1993 under the Stock Purchase Plan by the participating Non-Employee Directors were not timely filed. In addition, Lan C. Bentsen mistakenly omitted reporting a gift of shares of Company Common Stock from his account in the Stock Purchase Plan to a family trust. As soon as the mistakes were discovered, Form 5s or amendments thereto, as the case may be, were filed by all participants, disclosing all Stock Purchase Plan transactions in 1993. The Company believes that all other 1993 transactions in Company Common Stock by officers, directors and other persons subject to Section 16(a) were timely reported.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table indicates the shares of Company Common Stock beneficially owned by the only persons (other than persons set forth in the preceding table) known to the Company or its management as beneficially owning more than five percent of the Company's Common Stock as of January 1, 1994.

                                                       Amount and Nature                  Percent of
Name and Address of Beneficial Owner                of Beneficial Ownership                Class (1)
- --------------------------------------  -----------------------------------------------  -------------
Boatmen's Bancshares, Inc.              Total -- 433,741(2)                                    7.5%
One Boatmen's Plaza                     sole voting power -- 199,878                           3.1%
St. Louis, Missouri 63101               shared voting power -- 249,863                         3.9%
                                        sole disposition power -0-                              -0-
                                        shared disposition power -- 432,041                    6.8%
Ark Asset Management Co., Inc.          Total -- 383,850(3)                                     6 %
One New York Plaza                      sole voting power -- 280,250                           4.4%
New York, New York 10004                shared voting power -0-                                 -0-
                                        sole disposition power -- 366,950                      5.8%
                                        shared disposition power -0-                            -0-

- ------------------------
(1) The percentage represents the total numbers of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Common Stock as of February 1, 1994.
(2) As reported in the most recent report on Schedule 13G. This amount includes 427,739 shares beneficially owned by Boatmen's First National Bank of Kansas City, P.O. Box 38, Kansas City, Missouri 64183, a subsidiary of Boatmen's Bancshares, Inc., as to 237,960 shares of which it shares voting and investment powers with W. D. Grant. Mr. Grant, a director of the Company, is also a director of Boatmen's First National Bank of Kansas City.
(3) As reported in the most recent report on Schedule 13G. Ark Asset Management Co., Inc. is a registered investment adviser. The Company acquired 382,350 shares of Common Stock from Ark Asset Management Co., Inc. in January 1994.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation received by the Company's Chief Executive Officer, the four most highly paid executive officers, other than the Chief Executive Officer, holding office at December 31, 1993 and one individual who served as an executive officer during 1993 but who was not an executive officer at December 31, 1993, for services rendered in all capacities to the Company and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                            ----------------------------
                                                               AWARDS
                                                            ------------
                                   ANNUAL COMPENSATION(1)    SECURITIES       PAYOUTS
                                   -----------------------   UNDERLYING     ------------
                                                   BONUS    OPTIONS/SARS    LTIP PAYOUTS       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY ($)      ($)(2)       (#)            ($)(8)     COMPENSATION ($)(9)
- ---------------------------  ----  -----------    --------  ------------    ------------  -------------------
W. T. Grant II               1993  $   320,000      -0-         -0-         $  1,168,000  $         30,052
 Chairman of the Board and   1992      320,000      -0-         -0-              498,000           34,510
 Chief Executive Officer of  1991      320,000      -0-         -0-              236,000        --
 the Company
P. Anthony Jacobs            1993      231,167      -0-         -0-              730,000           42,859
 President and Chief         1992      217,417      -0-         -0-              311,250           42,364
 Operating Officer of the    1991      192,917      -0-         -0-              147,500        --
 Company
James R. Seward              1993      136,417    $10,000       -0-              562,100           17,485
 Executive Vice President    1992      127,500      -0-         -0-              217,875           17,558
 and Chief Financial         1991      109,167      -0-         -0-               76,700        --
 Officer of the Company
Bert H. Hood                 1993       83,333(3) 100,000        200,000(6)     -0-                76,849(10)
 Chairman of the Board,      1992      -0-          -0-         -0-             -0-             -0-
 President and Chief         1991      -0-          -0-         -0-             -0-             --
 Executive Officer of
 LabONE, Inc. (4)
Kenneth A. Stelzer           1993      163,754     66,603         10,000(6)     -0-                27,778
 President of Home Office    1992      156,171    123,573       -0-             -0-                27,207
 Reference Laboratory        1991      145,830    147,468        100,000(6)     -0-             --
 division of LabONE, Inc.
 (4)
William H. West, M.D.        1993      185,000      -0-          368,000(7)     -0-                   102
 Chairman of the Board and   1992      165,475     50,000        275,000(7)     -0-                   127
 Chief Executive Officer of  1991      125,000      -0-         -0-             -0-             --
 Response Technologies,
 Inc. (5)

- ------------------------
 (1) Compensation deferred at the election of an executive officer, pursuant to the Company's or its subsidiaries' 401(k) Plans, is included in the year earned.
 (2) The Company discontinued its cash bonus program in 1991 and replaced it with Restricted Stock Awards (see footnote 8 below). The Company's Compensation Committee and Board of Directors

     retained, however, authority to make discretionary bonus awards in special circumstances; it was pursuant to that authority that a 1993 bonus was awarded to Mr. Seward. The
     Company's subsidiaries which employ Mr. Hood, Mr. Stelzer and Dr. West continue to have cash bonus programs. Cash bonuses for services rendered in 1993, 1992 and 1991 have been listed in the year earned; in some cases they were actually paid in the following year. In the case of Messrs. Hood and Stelzer and Dr. West, bonuses were paid by the company with whom the individual is employed based upon said company's operating results and the performance of the individual.
 (3) Mr. Hood's employment with LabONE, Inc. began in August 1993.
 (4) LabONE, Inc. (formerly named Home Office Reference Laboratory, Inc.) is 82% owned by the Company.
 (5) Response Technologies, Inc. is 59% owned by the Company.
 (6) Consists entirely of options to purchase shares of common stock of LabONE, Inc.
 (7) Consists entirely of options to purchase shares of common stock of Response
     Technologies, Inc. Of the options shown in the table as granted in 1993, 268,000 were options granted in 1992 (and are part of the number reported for 1992) and repriced in 1993.
 (8) Represents the dollar value of shares of Company Common Stock granted as Restricted Stock Awards under the Company's 1989 Stock Option and Incentive
     Plan,  which became  performance vested  in the  year indicated. Restricted
     Stock Awards were made in 1991 to replace the Company's annual cash bonus program which was discontinued in that year. After Restricted Stock becomes performance vested, it time vests in equal parts, generally on the 1st, 2nd and 3rd anniversaries of the date of performance vesting. Thus, generally, the Restricted Stock which performance vests in a given year is not available to the grantee in that year. While SEC rules require the full value of performance vested Restricted Stock to be shown for the year in which performance vesting occurs, the benefit of said Restricted Stock is not available to the grantee until full time vesting which generally occurs only in subsequent years (i.e., 1/3 per year over the succeeding three years). The value of Restricted Stock which fully time vested in 1993, 1992 and 1991 (valued at the date of full time vesting) for each of the named executives was:

       EXECUTIVE OFFICER           1993        1992        1991
- -------------------------------  ---------  -----------  ---------
W. T. Grant II                   $  94,012  $   251,636    $-0-
P. Anthony Jacobs                   58,762      157,261     -0-
James R. Seward                     30,562      101,261     -0-

   No dividends (or payments in lieu thereof) are paid on Restricted Stock until all restrictions lapse (including holding period restrictions following performance vesting). See "Report of The Directors -- Compensation Committee on Executive Compensation" for a discussion of the Restricted Stock Awards. All shares of Restricted Stock held by any of the named executive officers had performance vested by December 31, 1993, with the value of such shares at the time of performance vesting being shown in the Table as an "LTIP Payout" for 1993, 1992 or 1991, as the case may be. Some of these shares had not time vested and, thus, had not been issued to the named executive officers as of December 31, 1993. The number and December 31, 1993 value of shares of Restricted Stock owned by each named executive officer which had not time vested as of such date were as follows:

                                 NON-TIME VESTED
                                    SHARES OF
                                   RESTRICTED     VALUE AT DECEMBER
             NAME                     STOCK           31, 1993
- -------------------------------  ---------------  -----------------
W. T. Grant II                         45,334       $   1,609,357
P. Anthony Jacobs                      28,334           1,005,857
James R. Seward                        20,934             743,157

 (9) Includes the following contributions paid or accrued to the named executive's accounts in the Company's, or one of its subsidiaries', as the case may be, 401(k) Plan ("401(k)") and Money Purchase Pension Plan ("MPP"), pursuant to a Supplemental Retirement Agreement ("SERP") with said executive and for term life insurance for said executive:

                                                                                                     TERM LIFE
                                     401(K)                 MPP                   SERP             INS. PREMIUMS
                              --------------------  --------------------  --------------------  --------------------
                                1993       1992       1993       1992       1993       1992       1993       1992
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
W. Thomas Grant II            $   4,497  $   6,885  $  16,509  $  16,230  $   7,026  $   9,509  $   2,020  $   1,886
P. Anthony Jacobs                 4,497      4,479     16,509     16,793     20,396     19,876      1,457      1,216
James R. Seward                   4,497      5,556     12,126     11,250     -0-        -0-           862        752
Bert H. Hood                     -0-        -0-        -0-        -0-        -0-        -0-        -0-        -0-
Kenneth A. Stelzer                1,110      1,366     26,668     25,841     -0-        -0-        -0-        -0-
William H. West, M.D.            -0-        -0-        -0-        -0-        -0-        -0-           102        127

(10) Includes a $60,000 signing bonus paid to Mr. Hood upon the execution of his Employment Agreement with LabONE, Inc. in August 1993 and $16,849 in relocation expenses in connection with his move from Dallas, Texas to the Kansas City area.

                       OPTION GRANTS IN LAST FISCAL YEAR

    No Company options were granted in 1993 to any executive officer shown in the Summary Compensation Table. The following table sets forth information respecting options granted by LabONE, Inc. ("LabONE") and Response Technologies, Inc. ("RTK"), respectively, 82% and 59% owned subsidiaries of the Company, to their respective corporate officers shown in the Table below. The options granted to Messrs. Hood and Stelzer all relate to shares of common stock of LabONE and the options granted to Dr. West relate to shares of common stock of RTK. The option granted to Mr. Hood became exercisable to the extent of 50% of the shares subject to the option three months after the date of grant, will become exercisable to the extent of an additional 25% twelve months after the grant date and will become exercisable to the extent of the final 25% eighteen months after the grant date, assuming continued employment. The option granted to Mr. Stelzer becomes exercisable cumulatively in 20% annual installments commencing one year after the date of grant, assuming continued employment. Each of the options granted to Dr. West became exercisable to the extent of 20% on the date of grant and will become vested to the extent of an additional 20% on each of the first four annual anniversaries of the grant date, assuming continued employment. All stock options granted in 1993 are non-statutory options, receiving no special tax benefits, have a term of ten years and, except for RTK options, are entitled to the benefit of cashless exercise provisions in the plans pursuant to which they were issued. Options granted by LabONE provide for acceleration of vesting in the event of a change-of-control. None of the option grants in 1993 included tandem SARs, performance units or other instruments, or any reload or tax reimbursement features.

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------
                                        PERCENT OF
                            NUMBER OF      TOTAL                                POTENTIAL REALIZABLE VALUE AT
                            SECURITIES    OPTIONS                               ASSUMED ANNUAL RATES OF STOCK
                            UNDERLYING  GRANTED TO                              PRICE APPRECIATION FOR OPTION
                             OPTIONS     EMPLOYEES    EXERCISE OR                          TERM (1)
                             GRANTED     IN FISCAL     BASE PRICE   EXPIRATION  ------------------------------
           NAME                (#)         YEAR          ($/SH)        DATE     0% ($)    5% ($)     10% ($)
- --------------------------  ----------  -----------   ------------  ----------  ------  ----------  ----------
W. Thomas Grant II             -0-           N/A          N/A          N/A
P. Anthony Jacobs              -0-           N/A          N/A          N/A
James R. Seward                -0-           N/A          N/A          N/A
Bert H. Hood                  200,000        N/A(2)   $     14.375   08/05/03    $-0-   $1,787,711  $4,549,588
Kenneth A. Stelzer             10,000        N/A(3)         14.75    07/01/03    -0-        97,762     235,077
William H. West, M.D.         268,000        N/A(4)          2.75    06/18/03    -0-       436,211   1,131,143
                               50,000        N/A             2.125   08/18/03    -0-        71,910     177,441
                               50,000        N/A             2.00    11/16/03    -0-        62,889     159,374

- ------------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by, and the 0% rate permitted by, SEC rules and are not intended to forecast possible future appreciation, if any, in LabONE's or RTK's stock price.
(2)   Constituted 43% of all options granted by LabONE in 1993.
(3)   Constituted 2% of all options granted by LabONE in 1993.
(4) The total number of options granted to Dr. West constituted 22% of all options granted by RTK in 1993.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

    The following table provides information on option exercises in 1993 by the named executive officers and the values of such officers' unexercised options at December 31, 1993:

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                       OPTIONS AT YEAR-END (#)         AT YEAR-END ($)(4)
                          ACQUIRED ON   VALUE REALIZED  ---------------------------   ---------------------------
          NAME            EXERCISE (#)      ($)(1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------  ------------  --------------  -----------   -------------   -----------   -------------
W. T. Grant II                 40,000   $     620,000    146,492         -0-          $1,037,081    $  -0-
 (Seafield Capital
 Corporation)
P. Anthony Jacobs              15,000         232,500    105,500         -0-           807,938         -0-
 (Seafield Capital
 Corporation)
James R. Seward                 9,083         108,725     46,667         -0-           327,601         -0-
 (Seafield Capital
 Corporation)
Bert H. Hood                  -0-            -0-         100,000(2)      100,000(2)    412,500(2)      412,500(2)
 (LabONE, Inc.)
Kenneth A. Stelzer            -0-            -0-          50,971(2)       59,029(2)    417,056(2)      426,520(2)
 (LabONE, Inc.)
William H. West, M.D.         -0-            -0-         296,400(3)      328,600(3)    206,300(3)       18,750(3)
 (Response Technologies,
 Inc.)

- ------------------------
(1)  Market value of underlying securities at exercise minus the exercise price.
(2) Consists entirely of options to purchase shares of common stock of LabONE, Inc. ("LabONE") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1993 of such options.
(3) Consists entirely of options to purchase shares of common stock of Response Technologies, Inc. ("RTK") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1993 of such options.
(4) The closing price on December 31, 1993 of Company Common Stock was $35.50; of LabONE common stock was $18.50 ; and of RTK common stock was $1.625.

                           TEN-YEAR OPTION REPRICINGS

    No options granted by the Company have been repriced within the past 10 years. The following is information respecting repricings within the past 10 years of options granted by subsidiaries of the Company to executive officers named in the Summary Compensation Table.

                                              NUMBER OF                                               LENGTH OF
                                             SECURITIES                     EXERCISE                   ORIGINAL
                                             UNDERLYING    MARKET PRICE     PRICE AT                 OPTION TERM
                                               OPTIONS      OF STOCK AT     TIME OF        NEW       REMAINING AT
                                             REPRICED OR      TIME OF     REPRICING OR  EXERCISE       DATE OF
                                               AMENDED     REPRICING OR    AMENDMENT      PRICE      REPRICING OR
              NAME                 DATE (1)      (#)       AMENDMENT ($)      ($)          ($)        AMENDMENT
- ---------------------------------  --------  -----------   -------------  ------------  ---------  ----------------
William H. West, M.D.              06/18/93   268,000(3)   $      2.6875  $      4.75   $  2.75    8 yrs, 10 months
 Chairman of The Board and Chief
 Executive of Response
 Technologies, Inc.(2)
Kenneth A. Stelzer                 01/02/91    54,861(4)   $      9.875   $     18.00   $  9.875    6 yrs, 8 months
 President of the Home Office
 Reference Laboratory division of
 LabONE, Inc.(2)

- ------------------------
(1)  Date of repricing.
(2) Response Technologies, Inc. is 59% owned by the Company and LabONE, Inc. is 82% owned by the Company.
(3) Relates entirely to shares of common stock of Response Technologies, Inc., of which Dr. West is the CEO.
(4) Relates entirely to shares of common stock of LabONE, Inc., of which Mr. Stelzer was CEO until August 1993. The replacement option replaced an option grant for 100,000 shares with an exercise price of $18.00 per share. Mr. Stelzer and all other officers of LabONE, Inc. holding options originally granted with an exercise price of $18.00 per share were given the right to exchange such options for a number of new replacement options determined by multiplying the number of old options by a fraction the numerator of which was the new exercise price (i.e., the average of the high and low prices on the date of repricing) and the denominator of which was the original exercise price.

    As explained in the footnotes, none of the option repricings in the Table above relate to Company Common Stock. The repricing decisions were not made by the Company's Nominating and Compensation Committee or Board of Directors; those decisions were made by the Compensation Committees of the companies with whom the executive officers referred to in the foregoing Table are employed, as indicated. The following, which is submitted by the Company's Board of Directors, represents explanations given to the Company's Board of Directors by LabONE, Inc.'s Compensation Committee (in the case of Mr. Hood) and by Response Technologies, Inc.'s Compensation Committee (in the case of Dr. West) of the subject repricings and the basis therefor.

    Dr. West's replaced options were originally granted in April 1992. By June 1993, after the market price of Response Technologies, Inc. ("RTK") common stock had fallen by over 40%, the RTK Compensation Committee believed that the then current market price (which was actually slightly below the new exercise price) was more reflective of RTK's value. As a company still in its development stage, RTK must rely heavily on equity based compensation in order to attract high caliber executive talent. The RTK Compensation Committee believed that at the time options were repriced, RTK was at an important point in its development and, accordingly, that it was extremely important for all RTK executive officers, including its CEO Dr. West, to perceive a likelihood of achieving value through stock options, in order to ensure their continued dedication to RTK's business. RTK's Compensation Committee believed this would be more likely if the exercise price of all April 1992 options, including those held by Dr. West, was reduced to approximately the then current market price for RTK common stock. The Committee further believed that the number of replacement options should remain the same as the number replaced, in order to appropriately motivate RTK executives to devote their substantial expertise to carrying out RTK's business plan. In order to remain consistent with the RTK Compensation Committee's view of options as long-term compensation, the Committee provided that the replacement options (which have a ten-year term) would be subject to a new 4-year vesting schedule, beginning with the effective date of the repricing (i.e., 20% was vested at the date of repricing and 20% vests on the first, second, third and fourth anniversaries of such date).

    Mr. Stelzer's replaced options were granted in 1987 at the time LabONE, Inc. ("LabONE") first went public. Since that time the market for LabONE's services had changed dramatically. Notwithstanding efforts by Mr. Stelzer and others which resulted in LabONE retaining a market share leadership position, competitive pressures had caused LabONE's earnings and stock market price to decline dramatically by 1991.

    In 1991 when Mr. Stelzer and other LabONE officers were given the alternative of having options repriced, the market price per share of LabONE stock was only about one-half of the option exercise price. LabONE believes that stock options should contain terms which motivate executive officers, particularly the CEO, which Mr. Stelzer was in 1991. LabONE's Compensation Committee believes that appropriate motivation did not exist where the exercise price of stock options was so much higher than the market price for LabONE stock, especially where business forces existed which made it unlikely, in the judgment of LabONE's Compensation Committee, that a stock price as high as the exercise price was likely to be achieved in a reasonable period of time. Mr. Stelzer was given the alternative of having his options repriced in order to provide the level of motivation intended when the options were originally granted. In exchange for a reduction in the exercise price, the number of repriced options was reduced by nearly 50% (i.e., to 54,861 from the original grant of 100,000), that being the approximate percentage that the new exercise price was of the original exercise price. The replacement options had a ten-year term, had an exercise price essentially equal to the then market price for LabONE common stock, and vested over 3 years, with 40% vested at the date of repricing and 20% vesting on each of the first three anniversaries of that date.

                                SUBMITTED BY THE
                          SEAFIELD CAPITAL CORPORATION
                               BOARD OF DIRECTORS

                            W. T. Grant II, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                                  W. D. Grant
                               Michael E. Herman
                               P. Anthony Jacobs
                                David W. Kemper
                             John H. Robinson, Jr.
                                James R. Seward
                               Dennis R. Stephen

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL COMPENSATION ARRANGEMENTS

    THE COMPANY -- CHANGE-OF-CONTROL. The Company has entered into certain Termination Compensation Agreements with Messrs. W. T. Grant II, P. Anthony Jacobs and James R. Seward. Under the Termination Compensation Agreements, each such officer could receive, in the event his employment with the Company is terminated by the Company (for a reason other than death, normal retirement or permanent disability) or is terminated by him for good cause, within three years following a change-of-control of the Company, a lump sum payment equal to three times the officer's average annual gross income for the five tax years preceding the year of termination. The terminated officer also would be entitled (i) to continue to participate in the Company's medical, life insurance and disability plans for a three-year period commencing with the date of a change-of-control, and (ii) to receive a lump sum payment equal to the present value of anticipated future contributions the Company would have made under any qualified retirement plan then maintained for the remainder of such three-year period. In addition, the right of the officer to receive any unpaid installments of awards under any incentive or non-qualified deferred compensation plan of the Company would vest immediately upon such termination. The Company also would make out-placement services available to the terminated officer.

    A "change-of-control" under the Termination Compensation Agreements generally is deemed to have occurred if, as the result of (i) a tender offer or other acquisition of securities of the Company any person, entity or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the voting power of outstanding Company securities, or (ii) a contested election of directors, either the persons who were directors of the Company immediately prior thereto, or new persons whose nomination was approved by two-thirds of the directors in office immediately prior thereto, cease to constitute a majority of the Board of Directors.

    All unvested options to acquire shares of Company Common Stock and all unvested restricted stock awards vest and become fully exercisable if events similar to those described as a "change-of-control" above shall occur.

    SUBSIDIARIES -- EMPLOYMENT AGREEMENTS; CHANGE-OF-CONTROL. An employment agreement exists between LabONE, Inc. ("LabONE") and Mr. Bert H. Hood, its Chief Executive Officer, who is an executive officer of the Company named in the Summary Compensation Table. The Agreement provides for the employment of Mr. Hood for a three-year term ending in 1996 and is renewable annually thereafter for successive one-year terms unless LabONE elects not to extend the Agreement. Mr. Hood's compensation under the Agreement consists of a signing bonus of $60,000, an annual base salary of not less than $200,000, an annual incentive bonus to be established by LabONE's Compensation Committee after consultation with Mr. Hood, the purchase by LabONE of Mr. Hood's Texas residence for a purchase price net to Mr. Hood equal to the average of the fair market values of the residence established by two independent appraisers, the granting of a non-qualified stock option to Mr. Hood for 200,000 shares of LabONE common stock, and participation in LabONE's other fringe benefit programs for executives. In the event that LabONE terminates Mr. Hood's employment without cause (as defined in the Agreement), LabONE will pay to Mr. Hood a lump sum severance payment equal to his base salary due for the balance of the term of the Agreement, plus one year's annual base salary. If a change-of-control of LabONE (as defined in the Agreement) occurs at any time while Mr. Hood is in
LabONE's full-time employment, and within one year after such a change-of-control Mr. Hood's employment is terminated for any reason other than permanent disability, death or normal retirement, LabONE will pay Mr. Hood as termination compensation a lump sum amount equal to three times his average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the Agreement shall be cancelled. Under the Agreement, Mr. Hood agrees not to compete with LabONE for a period of two years after the termination of his employment with LabONE.

    An Employment Agreement also exists between LabONE and Kenneth A. Stelzer, a former executive officer of the Company named in the Summary Compensation Table. This Agreement provides for the employment of Mr. Stelzer for a two-year term ending in November 1995 and is renewable annually thereafter for successive one-year terms unless LabONE elects not to extend the Agreement. The Agreement provides for compensation consisting of an annual base salary of not less than $181,100, annual incentive bonuses established by LabONE's Compensation Committee and participation in LabONE's other fringe benefit programs for executives. In the event the LabONE terminates Mr. Stelzer's employment without cause (as defined in the Agreement), LabONE will pay to Mr. Stelzer a lump sum severance payment equal to his base salary for the balance of the term of his Employment Agreement, plus 50% of one year's annual base salary. If a change-of-control of LabONE (as defined in the Agreement) occurs at any time during which Mr. Stelzer is in LabONE's full-time employment, and within one year after such a change-of-control Mr. Stelzer's employment is terminated for any reason other than permanent disability, death or normal retirement, LabONE will pay Mr. Stelzer as termination compensation a lump sum amount equal to three times Mr. Stelzer's average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the Agreement shall be cancelled. Under the Agreement, Mr. Stelzer agrees not to compete with LabONE for a period of two years after the termination of his employment with LabONE.

    The stock options granted under the LabONE Long-Term Incentive Plan to Mr. Hood and Mr. Stelzer provide that the options held by each of such executive officers shall become fully exercisable if a change-of-control of LabONE (as defined in the stock option agreements) shall occur, or upon termination of the officer's employment by LabONE without cause (as defined).

    Had a "change-of-control" taken place on December 31, 1993, the following executive officers identified in the Summary Compensation Table would have been entitled to receive, had their employment ceased on that date, lump sum payments in the following amounts under their Termination Compensation Agreements or Employment Agreements: W. T. Grant II - $1,735,559, P. Anthony Jacobs -- $939,231, James R. Seward --$549,290, Bert H. Hood -- $1,130,547 and Kenneth A.
Stelzer -- $762,335.

    Response Technologies, Inc. ("RTK") has an employment agreement with Dr. William H. West, its Chief Executive Officer, who is an executive officer of the Company named in the Summary Compensation Table. Under the agreement, Dr. West is employed through at least December 31, 1994 at a minimum base salary of $150,000 per year. His employment may be terminated for cause at any time, without monetary obligations following termination, but if it is terminated without cause, Dr. West will be entitled to a severance amount equal to 150% of his then current base salary. Dr. West agrees to refrain from disclosing any information respecting RTK, to refrain from competing with RTK during the term of his employment and for two years thereafter, and to refrain from hiring or soliciting employees or clients of RTK for two years after his employment terminates. If the Company sells a sufficient number of shares of RTK stock to an unaffiliated party so as to give such party ownership of more than 50% of RTK's voting stock and, thereafter, within six months, Dr. West resigns his employment, RTK is obligated to pay Dr. West an amount equal to 150% of his then current base salary (which at December 31, 1993 was $185,000).

    OTHER ARRANGEMENTS. In 1991 the Company's Board of Directors approved a Supplemental Retirement Agreement with Mr. Jacobs pursuant to which he will be entitled to either a lump sum payment or actuarially equivalent periodic payments upon or commencing, respectively, with his retirement at or after age 55 or his earlier death, disability or involuntary termination of employment. The amount of the lump sum payment is to be determined by assuming (i) the hypothetical deposit into a fund of $12,000 on January 1 of each year, commencing with 1991 and ending on the date of his retirement, death, disability or involuntary termination, and (ii) that amounts deposited earn interest at 9% per annum. The amount payable to Mr. Jacobs under the agreement, assuming his retirement at age 65, would be $443,700.

           REPORT OF THE BOARD OF DIRECTORS -- COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    Set forth below under the subheading "The Company -- Executive Compensation" is the report of the Nominating and Compensation Committee of the Company's Board of Directors on Executive Compensation. The only executive officers shown in the Summary Compensation Table, commencing on page 12, to which this report's discussion of compensation policies is applicable are the Company's Chief Executive Officer and Messrs. Jacobs and Seward; the other executive officers listed in the Summary Compensation Table are corporate officers of public company subsidiaries of the Company and are not corporate officers of the Company. The Nominating and Compensation Committee of the Company's Board of Directors does not have responsibility for and in fact does not establish compensation policy for officers of those subsidiaries; the Board of Directors of each subsidiary has its own compensation committee, which establishes compensation policies for the executive officers of that subsidiary.

    Under the subheading below entitled "Subsidiaries -- Executive Compensation," there is a discussion of the compensation policies established by the Compensation Committee of LabONE, Inc.'s Board of Directors respecting Bert
H. Hood, its Chief Executive Officer, and Kenneth A. Stelzer, each being an executive officer or former executive officer of the Company named in the Summary Compensation Table, and the compensation policies established by the Compensation Committee of Response Technologies, Inc.'s Board of Directors respecting William H. West, M.D., its Chief Executive Officer and one of the Company's executive officers named in the Summary Compensation Table.

    The discussion of compensation policies respecting corporate officers of subsidiaries of the Company is made over the names of the Company's entire Board of Directors. It constitutes a summary of the reports of executive compensation submitted to the Company's Board of Directors by the Compensation Committees of those subsidiaries. The Company's Board of Directors has taken no action with respect to these reports, nor has it participated in the preparation thereof.

                     THE COMPANY -- EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Nominating and Compensation Committee of the Board of Directors. The Committee is composed of six Non-Employee Directors. Following review and approval by the Nominating and Compensation Committee, all issues pertaining to executive compensation are reported to the Board of Directors, and, except for awards under the Company's stock based compensation plans, are reviewed by the Board of Directors.

COMPENSATION POLICIES

    GENERAL. Prior to mid-1990, the Company was principally engaged in the life and health insurance business. The insurance industry is a highly regulated business which had been characterized by very competitive pricing based upon aggressive assumptions for mortality, morbidity and projected investment returns, resulting in limited profit margins and unacceptable returns on capital. After careful study, the Board of Directors and management concluded that the sale of the insurance operations would be in the best interests of shareholders.

    Following the sale, the Company had a diverse group of assets consisting of a significant amount of cash, a holdover portfolio of direct real estate investments which could not be sold with the insurance company, interests in several venture capital investments, and a majority ownership of LabONE, Inc. ("LabONE"), whose principal business is laboratory testing services for the insurance industry. The Board of Directors determined that the appropriate strategy for the newly structured holding company would be to increase shareholder value by deploying its cash in developing businesses that provide services to the insurance and healthcare industries while liquidating its real estate portfolio and other assets that were not consistent with this strategic focus.

    As a result of this dramatic shift in the environment for the Company's management from operating in the mature and regulated insurance industry to investing in early stage businesses with high growth potential, and correspondingly higher business risks, the Nominating and Compensation Committee believed that the former compensation structure no longer fit the Company. Therefore, the Committee initiated the design of an executive compensation system appropriate for a holding company, which would reward behavior that reinforced the new direction of the Company. The Committee found that management's primary influence on the Company's underlying value would be through the strategic deployment of cash received from the sale of the insurance operations and the liquidation of the real estate portfolio and through its oversight and guidance of the operations of the Company's subsidiaries. Consequently, traditional short-term yardsticks of Company performance such as net earnings, would for several years not be as appropriate in evaluating the performance of the Company because of the mix of early stage investments and accounting rules for unconsolidated investments. The Committee concluded that because the Company's financial and organizational structure emphasized long-term objectives, it would be supported best by a compensation structure which also emphasized long-term performance. The resulting equity-based compensation program is tied to long-term increases in shareholder value, as measured by the price of Company Common Stock, and not to annual earnings or other short-term measures of performance. The annual cash incentive program was discontinued in 1991; the current executive compensation structure has only two elements -- base salary and a long-term, stock-based compensation component.

    BASE SALARY COMPENSATION. The Committee's policy is to establish base salaries for each of the Company's executive officers at approximately the median of salaries for comparable positions at non-manufacturing general industrial and financial services companies. In 1993, executive officer salaries were based upon a 1990 survey of such comparable positions conducted by compensation consultants, adjusted for market changes since 1990 as reported to the Company by such consultants.

    No deliberate effort was made to include companies in the consultants' surveys which are a part of either of the comparative indices used in the Performance Graph (see page 28). The Company believes that it generally competes for executive talent with companies similarly sized, from a market capitalization and revenue standpoint, regardless of a company's industry or line of business. Base salary for executive officers is not directly related to Company performance; however, as discussed below, most of the remaining portions of executive officers' compensation are wholly dependent upon increases in the market price of Company Common Stock.

    CASH INCENTIVE COMPENSATION. As noted above, the Company's annual cash incentive plan was terminated in 1991. However, the Nominating and Compensation Committee retains authority to recommend cash incentive payments to reward special achievements. An example of such a reward is the bonus paid to Mr. Seward for 1993 in recognition of the outstanding performance of a Company investment portfolio which is Mr. Seward's responsibility.

    LONG-TERM COMPENSATION PLAN. Development of the long-term compensation plan evolved in two stages. First, grants of non-statutory stock options were made in December 1990 to vest in thirds in 1991, 1992 and 1993. The Nominating and Compensation Committee determined that most of these should be "premium" stock options, or options whose exercise prices would be above the market price on the date of grant, so that significant increases in the Company's stock price would be required before the options had value. The market price of Company Common Stock was $23.25 when these option grants were made and the option exercise prices range up to $30.22. The number of options granted and the various exercise prices were not determined on the basis of any formula; they reflected the Committee's subjective judgment after considering the then current market price of Company Common Stock, the Committee's judgment as to the period of time required for implementation of the Company's new strategy, and the Committee's estimation of stock price increases likely to occur over the ten-year life of the options. The Committee took into consideration the number, exercise prices and terms of existing options in determining the size of the grants made in 1990, as well as the various exercise price thresholds.

    The second stage in developing the long-term compensation plan occurred in 1991 when the annual cash incentive plan was terminated and a program of restricted stock awards was designed and implemented to reinforce the long-term emphasis of the earlier stock options. The restricted stock awards granted in 1991 were in three tranches, with vesting first conditioned on the market price of Company Common Stock attaining an average over twenty consecutive trading days of $26.00, $30.00 and $35.00 per share, respectively. These vesting thresholds represented market prices from 17% to 58% above the market price of $22.125 on the date the restricted stock awards were granted. Achieving the premium allows each tranche to become "performance vested." Once performance vesting occurs, an additional "time vesting" period begins; each restricted stock award tranche finally vests in thirds at the end of the first, second and third years of the time vesting period.

    The overall long-term compensation plan was intended to replace the former annual cash bonus program over a five-year period. The Committee believed that the period of time necessary for the Company's strategy to be reflected in increased market values of Company Common Stock up to the performance vesting thresholds of the restricted stock award grants plus the time vesting periods would approximate five years. The number of shares of restricted stock awarded to executive officers was determined by reference to the historical cash bonuses paid by the Company; aggregate performance vesting threshold values for all tranches of restricted stock were intended to relate to the amount of cash bonus compensation which would otherwise be paid over the 5-year intended life of the long-term compensation program, assuming historical cash bonus amounts were projected into the future.

    Requiring that the exercise prices of options and the vesting thresholds for restricted stock be at premiums up to 58% over Company Common Stock prices at the dates of grant, and also requiring time vesting, assures that only a sustained increase in shareholder value will provide a reward to the executive officers. At the time the plan was fully implemented, potential ownership by the executive officers from the restricted stock awards and outstanding stock options was 6.5% of the total shares of Company Common Stock outstanding. The Nominating and Compensation Committee believes providing this level of stock ownership incentive will strongly align shareholder and management interests.

    The Summary Compensation Table and the Table of Aggregated Option Exercises and Year-End Values, beginning on pages 12 and 16, respectively, reflect the results of this redesigned compensation program for the Company's Chief Executive Officer and the two other executive officers who are corporate officers of the Company. As footnote 8 to the Summary Compensation Table explains, SEC rules require that the full value of restricted stock be shown as an "LTIP Payout" in the year that it performance vests, even though the Company's executive officers do not become entitled to the restricted stock until one to three years after performance vesting. Thus, the value of all executive officers' restricted stock which performance vested in 1993, as a result of the price of Company Common Stock reaching a twenty-day average of $35.00 per share in October 1993, is shown as long term incentive plan compensation for 1993.

CEO COMPENSATION

    The compensation of the Company's CEO is determined in accordance with the policies outlined above for all executive officers. In 1993, he received a base salary targeted at the median of salaries paid for comparable positions at other non-manufacturing general industrial and financial services companies. He is also a participant in the Company's long-term, stock-based compensation plan. Pursuant to such plan, the CEO has received long-term incentive plan payouts valued at the market price of restricted stock on the date it became performance vested. In 1993, 32,000 shares of restricted stock performance vested for the CEO, as a result of the market price of Company Common Stock reaching a twenty-day average of $35.00 per share in October. At the date of performance vesting, the aggregate value of 32,000 shares was $1,168,000. As discussed above under "Compensation Policies -- Long-Term Compensation Plan," generally, none of the value shown in the Summary Compensation Table for a particular year as an "LTIP Payout" was available to the CEO in that year. It becomes available to him in equal installments over the three succeeding years, if employment with the Company continues. The value of the portion of each performance vested award which time vests in subsequent years could be different than the value shown, depending upon whether the market price of Company Common Stock increases, declines or remains the same. Measurements of Company performance are not a significant factor in establishing the CEO's base salary; however, substantially all of the remainder of the CEO's compensation is wholly dependent upon sustained increases in the market price of Company Common Stock.

OTHER COMPENSATION PLANS

    The Company has adopted certain employee benefit plans in which the executive officers are permitted to participate on the same terms as all other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Currently, the Company offers a 401(k) Savings Plan and a Money Purchase Pension Plan, both of which are defined contribution plans.

    The Company has entered into supplemental retirement agreements ("SERP") with certain highly paid executive officers to provide tax deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company's plans (as adjusted based upon compensation levels), but which exceed benefits permitted under the Company's plans due to tax law limitations. Amounts accrued for the benefit of the Company's CEO and other executive officers under SERPs are shown in footnote 9 to the Summary Compensation Table on page 14. The SERPs are unfunded, so that amounts payable represent unsecured liabilities of the Company subject to the claims of the Company's other creditors.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, which took effect January 1, 1994, generally disallows an income tax deduction to public companies for compensation over $1 million annually paid to the Company's Chief Executive Officer or to other executive officers named in the Summary Compensation Table. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that all outstanding stock options and restricted stock awards respecting Company Common Stock, as well as the stock option plans pursuant to which such options and awards have been granted, qualify for an exemption from the deduction limit. Based upon the current levels of non-performance-based compensation for the Company's executive officers, the deduction limit is not expected to have a material impact on the Company in 1994. The Company currently intends to structure and administer future performance-based compensation of its executive officers in a manner that complies with the new tax rules.

               SUBMITTED BY NOMINATING AND COMPENSATION COMMITTEE

                           David W. Kemper, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                               Michael E. Herman
                             John H. Robinson, Jr.
                               Dennis R. Stephen

                     SUBSIDIARIES -- EXECUTIVE COMPENSATION

LABONE, INC.

    Mr. Hood is Chief Executive Officer of LabONE, Inc. ("LabONE") and Mr. Stelzer is president of the Home Office Reference Laboratory division of LabONE. LabONE is 82% owned by the Company. The remaining 18% of LabONE's stock is publicly held. Neither Mr. Hood nor Mr. Stelzer is a corporate officer or employee of the Company. Their compensation is determined pursuant to LabONE's executive compensation program which is administered by the Compensation Committee of LabONE's Board of Directors. While the Company's Chief Executive Officer is Chairman of this Committee and three other Company directors are members, the Committee's membership also includes three individuals who are not directors, officers or employees of the Company. LabONE's Compensation Committee operates independently of the Company's Board of Directors. That Committee's policies respecting LabONE executive officer compensation, as reported by LabONE's Compensation Committee to the Company's Board of Directors, are set forth below. Compensation decisions by LabONE's Compensation Committee are entirely unrelated to the Company's performance, but they are, to the extent described below, related to LabONE's performance.

    The philosophy governing LabONE's executive compensation is based on a belief that management and LabONE stockholders have a common goal -- increasing the value of LabONE common stock. The business strategy for achieving this goal is expressed in LabONE's mission statement:

    "LabONE is dedicated to maximizing the return on investment for [LabONE] stockholders ... to providing the lowest-cost, highest-quality laboratory testing services for [its] clients ... to providing a working environment that emphasizes accountability for results, and rewards employees based on their contributions to LabONE'S success."

    Three principal elements of LabONE's executive compensation -- base salary, annual incentive plan, and stock options -- are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

    Salary ranges were developed based on a survey initially conducted in 1986 by an independent consultant and updated in 1989. Base salaries are targeted at the 60th to 65th percentile of pay for comparable positions in "All Industrial Base Salaries" surveyed by the consultant. In determining base salary levels in July 1993, LabONE's Compensation Committee considered individual performance evaluations. Measurements related to LabONE's performance are not a significant factor in base salary decisions since they are the sole factors in determining incentive awards and the value of stock options.

    LabONE's Annual Incentive Plan was revised in 1991 to meet the objectives of motivating and rewarding the accomplishment of strong operating results. An after-tax return on equity minimum is established at the beginning of the fiscal year by the LabONE Compensation Committee, which minimum is then expressed as an income from operations threshold and communicated to participants. This income from operations threshold is calculated without including investment earnings or taxes to emphasize the areas on which management can have the greatest impact: revenues and expenses. The incentive pool is established as a percentage of net operating income earned by LabONE over the threshold -- no incentive payments are made if the threshold is not met. Ninety percent of the incentive pool generated by reaching the target is distributed in cash ratably to designated officers and managers at year end based on a weighting of positions and base salaries. The remaining ten percent is distributed to outstanding performers within the eligible group, at the discretion of LabONE's Board of Directors based on the recommendations of LabONE's Compensation Committee. Payments for 1993 recognized the special efforts of designated officers in contributing to LabONE's new business plan for expansion into the clinical laboratory testing market. LabONE's earnings from operations decreased 18% from 1992 to 1993, resulting in a decrease in incentive compensation to LabONE executive officers of 45.5% from 1992 levels.

    The LabONE Compensation Committee, as well as LabONE's Board of Directors, believes that significant stock ownership, through stock options, by key employees and directors is a major incentive in aligning the interests of employees and stockholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

    LabONE stockholders approved a Long-Term Incentive Plan in 1987 and increases in the number of shares which may be issued under that plan were approved by stockholders in 1991 and in 1994. Under this plan, ten year non-qualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions. These grants are made on a one-time basis with vesting to occur over periods from three months to five years.

    Mr. Hood's compensation as Chief Executive Officer of LabONE was determined by negotiation of an employment agreement at the time of his initial employment with LabONE in August 1993. Mr. Stelzer's compensation is subject to an employment agreement also negotiated at the time of Mr. Hood's employment, and subsequently amended in November 1993. See "Employment Agreements; Termination of Employment and Change-of-Control Compensation Arrangements -- Subsidiaries -- Employment Agreements; Change-of-Control" for a description of the employment agreements. A significant portion of Mr. Hood's compensation under his employment agreement is represented by LabONE stock options which tie his level of compensation to LabONE's future stock performance, as Mr. Hood's expertise was procured in order to lead LabONE's expansion efforts into clinical diagnostic testing.

    Mr. Hood's employment agreement provided for a 1993 incentive bonus to be established by LabONE's Compensation Committee after consultation with Mr. Hood. LabONE's Compensation Committee awarded Mr. Hood a discretionary bonus payment of $100,000 for 1993 in recognition of his contributions in designing and leading LabONE's efforts to implement its new diversification strategies.

    Mr. Stelzer's 1993 bonus amount was determined in accordance with the provisions of LabONE's Annual Incentive Plan discussed above.

RESPONSE TECHNOLOGIES, INC.

    Dr. West is Chief Executive Officer of Response Technologies, Inc. ("RTK"), which is 59% owned by the Company. Dr. West owns approximately 8% of RTK's outstanding common stock and the remaining 33% is publicly held. Dr. West is not a corporate officer or employee of the Company. His compensation is determined pursuant to RTK's executive compensation program which is administered by the Compensation Committee of RTK's Board of Directors. While two Company directors serve on RTK's Compensation Committee, it operates independently of the Company's Board of Directors. Policies respecting RTK executive officer compensation as reported to the Company's Board of Directors by RTK's Compensation Committee, are set forth below. Compensation decisions by RTK's Compensation Committee are entirely unrelated to the Company's performance, but they are, to the extent described below, related to RTK's performance.

    The business operations of RTK were significantly restructured during 1989 and 1990, resulting in a redirection to provide clinical support services for oncologists through a network of IMPACT-R- Centers. Under the direction of a reorganized Board of Directors, management personnel were identified to develop the IMPACT-R- Center system. RTK's financial performance has progressively improved from a net loss of $16,360,000 for fiscal year 1989 to net earnings of $590,000 and $700,000 for the years ended December 31, 1992 and 1993, respectively.

    In order to attract and retain the highly qualified medical, financial and operations executives needed to effect RTK's new business plan during a period when RTK's cash resources were dedicated to the growth of the IMPACT-R- Centers, the compensation program has emphasized an equity-based approach involving significant grants of stock options to its key executives.

    RTK's performance, measured by such factors as revenue growth and IMPACT-R-Center development, is taken into consideration in determining base salaries for RTK's executive officers. RTK's Compensation Committee has not attempted to determine a range of compensation that would be competitive with a reference group of similar positions or similar organizations because of the emphasis on equity compensation. Dr. West is a participant in the Executive Incentive Plan, and Stock Option Program described below. The bonus paid to Dr. West in 1992 was a one-time discretionary bonus award based upon the general progress in RTK's performance over several years and was not based on any specific criteria.

    In mid-1992, RTK's Compensation Committee decided to develop an annual incentive plan for RTK's senior management and executive group, including Dr. West, which permits participants to share in improvements in RTK's earnings. Under this plan, which became effective January 1, 1993, each participant has a target bonus ranging from 10% to 25% of salary and a maximum bonus ranging from 50% to 100% of salary. If RTK's earnings before interest and taxes ("EBIT") meet a target approved by RTK's Compensation Committee for the year, the target bonus will be paid. If the target is exceeded, then 8% of EBIT above that level is added to the pool until each participant's maximum bonus is achieved. RTK's Compensation Committee may also set an EBIT level below the target at which a prorated portion of the target bonus can be paid. Since there is a very direct relationship between RTK's performance and the rewards available in this plan, RTK's Compensation Committee believes it will encourage behavior that is aligned with shareholder interests. Because RTK's 1993 target EBIT was not met, no bonus payments were made for 1993.

    RTK's Compensation Committee considers the use of stock options to be the foundation of RTK's executive compensation program by providing significant financial incentives in return for the risks assumed by those who have participated in the redirection of RTK's business. By RTK's extensive use of stock options for compensation purposes, RTK is able to achieve one of its compensation objectives of having a significant part of the compensation of Dr. West and the other RTK executive officers dependent upon sustained increases in the market price of RTK common stock.

    During the development of RTK's IMPACT-R- Center network, RTK's Compensation Committee believes the most important measures of performances in determining
executive  compensation  are  internal  measures:  increases  in  revenues   and
earnings, numbers of Centers opened, numbers of patients treated, and development of staff and systems to support RTK's business. The bonus plan is designed to reward achieving these shorter term operational goals. RTK's Compensation Committee believes that over the long term, RTK's stock option plan serves to align the interests of RTK management and its shareholders by tying the eventual value of the options to the market price of RTK's stock.
                            ------------------------

    While the foregoing discussion of the compensation policies of LabONE and RTK is made over the names of the Directors of Seafield Capital Corporation, in compliance with SEC rules, it has not been prepared by the Company's Board of Directors; as indicated above, the discussions of LabONE and RTK compensation policies are summaries of reports submitted to the Company's Board of Directors by LabONE's and RTK's Compensation Committees.

                                SUBMITTED BY THE
                          SEAFIELD CAPITAL CORPORATION
                               BOARD OF DIRECTORS

                            W. T. Grant II, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                                  W. D. Grant
                               Michael E. Herman
                               P. Anthony Jacobs
                                David W. Kemper
                             John H. Robinson, Jr.
                                James R. Seward
                               Dennis R. Stephen

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                       SEAFIELD CAPITAL CORPORATION, THE
             NASDAQ COMPOSITE INDEX AND THE RUSSELL 2000 INDEX. (1)

The  graph  below  assumes  $100  was  invested  12/31/88  and  dividends   were
reinvested.

    NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                   [GRAPHIC]

YEAR END DATA                                      1988       1989       1990       1991       1992       1993
- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Seafield Capital Corporation                     $     100  $  126.76  $  101.09  $  102.13  $  131.02  $  165.68
NASDAQ Composite Index                                 100     121.24     102.96     165.21     192.10     219.21
Russell 2000 Index (1)                                 100     116.24      96.74     142.79     161.20     180.10

- ------------------------
(1) The Russell 2000 Index is an index of companies the mean of whose market capitalizations approximates that of the Company. It has been selected because the diverse nature of the Company's businesses causes the Company to believe that it cannot reasonably identify a peer group of companies for comparison and the Company does not use a published industry or line-of-business index. The Company believes that an index of companies with similar market capitalizations provides a good basis for comparing total shareholder returns.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Nominating and Compensation Committee ("Compensation Committee") comprises Lan C. Bentsen, John C. Gamble, Michael E. Herman, David
W. Kemper, John H. Robinson, Jr. and Dennis R. Stephen. Until the expiration of his term as a director in May 1993, George G. Joseph also served as a member of the Compensation Committee. None of the persons who served as members of the Compensation Committee during 1993 (a) are employees or officers of the Company or any of its subsidiaries, (b) are former officers of the Company or any of its subsidiaries, or (c) had any relationship or transaction with the Company requiring disclosure under the SEC's rules, except as discussed below.

    The Company and certain of its subsidiaries conduct normal banking transactions in the usual course of business with, among others, Commerce Bank of Kansas City, N.A. ("Commerce") and Boatmen's First National Bank of Kansas City ("Boatman's"). Mr. Kemper is Chief Executive Officer of Commerce's holding company. Mr. Herman is a director of Boatmen's and Mr. Robinson is a director of Commerce. In the Company's opinion, charges for services rendered by these banking institutions are commensurate with the costs charged by other financial institutions for similar services. The Company and its subsidiaries may continue to use both of these banking institutions for certain services in 1994.

    Mr. W. T. Grant II, Chairman of the Board and Chief Executive Officer of the Company, serves as a director of Commerce Bancshares, Inc., a company whose chief executive officer, David W. Kemper, serves as Chairman of the Company's Nominating and Compensation Committee.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of KPMG Peat Marwick has been the independent auditors of the Company since 1959. The Board of Directors has again appointed KPMG Peat Marwick to serve as the Company's independent auditors for the year ending December 31, 1994. While not required to do so, the Board of Directors is submitting the selection of the independent auditors for ratification in order to ascertain the views of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Ratification of the selection requires the affirmative vote of the holders of a majority of the shares of Company Common Stock represented in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THIS APPOINTMENT.

    A representative of KPMG Peat Marwick will be present at the Annual Meeting to make a statement if he desires to do so and to respond to appropriate questions.

    Prior to April 16, 1993 Response Technologies, Inc. ("RTK"), a 59% owned subsidiary of the Company, had retained Ernst & Young ("E&Y") as its independent auditors. On that date RTK decided to change auditing firms and retained KPMG Peat Marwick ("Peat") as its independent auditors. For years prior to its appointment as RTK's independent auditors, Peat, in issuing its report on the financial statements of the Company, had expressed reliance on E&Y's audit report for RTK.

    RTK's decision to change auditing firms was made because Peat is and since 1959 has been the Company's independent auditors and, in view of the Company's 59% ownership of RTK common stock, the auditing process at both RTK and the Company would be simplified if the same auditing firm were to audit both companies. E&Y had served as RTK's independent auditors since 1984; RTK believes that it always had an excellent relationship with E&Y. The decision to change auditing firms was approved by RTK's Board of Directors and Audit Committee and the Company's Audit Committee.

    The Company has been informed by RTK that none of E&Y's reports on RTK's financial statements for the periods ended on or after December 31, 1991 contained any adverse opinion or any disclaimer of opinion nor were any of E&Y's reports for such periods qualified or modified as to uncertainty, scope or accounting principles. The Company is further informed by RTK that during

1992 and 1993, there were no disagreements between E&Y and either RTK or the Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make a reference to the subject matter of the disagreements in connection with its reports.

    The Company is informed by RTK that no "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC) respecting RTK and E&Y occurred during 1992 and 1993. Further, the Company is informed by RTK that it did not consult with Peat, and the Company did not consult with Peat, prior to Peat's appointment as RTK's independent auditors, regarding either the application of accounting principles to a specified RTK transaction or the type of audit opinion that might be rendered on RTK's financial statements.

    RTK has provided E&Y with a disclosure substantially the same as the disclosure herein made respecting RTK's change of independent auditing firms. E&Y informed RTK that it was in agreement with the disclosure.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended for inclusion in the proxy materials of the Company for the 1995 Annual Meeting must be received by the Company at its executive offices on or before December 12, 1994, in order to be eligible for inclusion therein.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than those described herein. If any other matters should come before the meeting, it is the intention of each of the persons named on the enclosed form of proxy to vote all duly executed proxies in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          Steven K. Fitzwater,
                                          SECRETARY

Kansas City, Missouri
April 8, 1994

                          SEAFIELD CAPITAL CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints William D. Grant and
W. T. Grant II, and each of them, jointly and severally, as proxies, with full power of substitution and revocation, for and in the name and place of the undersigned, to vote all of the shares of $1.00 par value common stock of Seafield Capital Corporation, a Missouri corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held at the Kansas City Marriott Allis Plaza-Count Basie Ballroom, 200 West 12th Street, Kansas City, Missouri on Wednesday, May 11, 1994, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side of this card.

                         (TO BE SIGNED ON REVERSE SIDE)

                                                              [SEE REVERSE SIDE]

/X/ Please mark your
    votes as in this
    example.

                    FOR    WITHHELD         Nominees: W.T. Grant II
1. Election of      / /      / /                      P. Anthony Jacobs
   directors                                          David W. Kemper
                                                      Dennis R. Stephen
For, except vote withheld from the following nominee(s)
Each for a 3-year term.
(Cumulative voting applies - See Proxy Statement)

                                            FOR    AGAINST  ABSTAIN
2. Approval of Independent                  / /      / /      / /
   Auditors

3. In their discretion upon all other       / /      / /      / /
   matters

________________________________________

     The Board of Directors recommends a vote FOR each of the nominees for election as directors and FOR each of the proposals. If you sign and return this proxy it will be voted in the manner directed herein. IF YOU DO NOT DESIGNATE HOW YOUR SHARES ARE TO BE VOTED THE PROXY WILL BE VOTED FOR EACH NOMINEE AND EACH PROPOSAL.

     If you do not mark any boxes in items (1) through (3), you will be deemed to have granted authority to the named proxies to vote for the election of the four nominated directors, to vote for the proposal in item 2 and to vote in their discretion on all other matters which may properly come before the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURES___________________________________________________DATE_______________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.